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                                                                     EXHIBIT 5.1


                         [LATHAM & WATKINS LETTERHEAD]



                                 March 7, 2002

Novatel Wireless, Inc.
9360 Towne Centre Drive, Suite 110
San Diego, California 92121

         Re: Registration for resale of 89,865,771 shares of common stock, par value $0.01 per share, of Novatel Wireless, Inc.

Ladies and Gentlemen:

        In connection with the registration for resale of 89,865,771 shares of common stock, par value $.01 per share (the "Common Stock"), of Novatel Wireless, Inc., a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended, on Form S-3 as filed with the Securities and Exchange Commission on January 22, 2002, as amended by Amendment No. 1 thereto filed on the date hereof (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The shares being registered for resale include: (i) 35,288,311 shares of Common Stock which are issuable upon conversion of the Company's Series A Convertible Preferred Stock including shares of common stock issuable upon conversion of those shares of Series A Convertible Preferred Stock issued in lieu of dividends payable on such stock (collectively, the "Series A Preferred Stock") issued in December 2001 (the "2001 Transaction"); (ii) 21,451,887 shares of Common Stock which are currently issuable upon exercise of certain outstanding warrants issued by the Company in connection with the 2001 Transaction and other transactions (collectively, the "Warrants"); and (iii) 33,125,573 presently issued and outstanding shares of Common Stock (the "Shares").

        In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Common Stock and, for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed and that the terms of each issuance will otherwise be in compliance with law. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

        In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. We have been furnished with, and with your consent have relied upon, certificates of officers of the Company with respect to


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Novatel Wireless, Inc.
March 7, 2002
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certain factual matters. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary.

        We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

        Subject to the foregoing, it is our opinion as of the date hereof that:

        1. The shares of Common Stock issuable upon conversion of the Series A Preferred Stock have been duly authorized, and when issued upon conversion of the Series A Preferred Stock in accordance with its terms, will be validly issued, fully paid and nonassessable.

        2. The shares of Common Stock issuable upon exercise of the Warrants have been duly authorized, and when issued upon exercise of the Warrants in accordance with the terms of the Warrants, as applicable, will be validly issued, fully paid and nonassessable.

        3. The Shares have been duly authorized and are validly issued, fully paid and nonassessable.

        We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                                            Very truly yours,


                                            /s/ LATHAM & WATKINS